Exhibit 10.31

O’Sullivan Industries Holdings, Inc.,
and
O’Sullivan Industries, Inc.

Compensation for Directors

        Each director of O’Sullivan Industries Holdings, Inc. and O’Sullivan Industries, Inc. not employed by O’Sullivan Industries, Inc. receives as compensation for his or her service:

        1.        a stipend of $30,000 per year;

        2.        a fee of $2,000 per meeting (other than a regular quarterly meeting of the Board or a Committee meeting held on the same day as a regular quarterly meeting of the Board) attended in person (with all meetings that occur on the same day being considered as one meeting);

        3.        a fee of $1,000 per meeting attended by telephone conference (with all meetings that occur on the same day being considered as one meeting); and

        4.        a one-time grant of options to purchase common stock of O’Sullivan Industries Holdings, Inc. in such amount and at such price as may be approved by the Board or an opportunity to purchase shares of O’Sullivan Industries Holdings, Inc. stock as approved by the Board.

        All directors are reimbursed for their expenses incurred in connection with their service on the Board or any Committee thereof, including without limitation travel expenses incurred in connection with meetings of the Board of Directors or any Committee thereof.

        Members of the Board who serve as Chairman of Committees of the Board receive additional compensation as follows:

        A.        the Chairman of the Audit Committee receives an annual stipend of $7,500;

        B.        the Chairman of the Restructuring Committee receives an annual stipend of $10,000;

        C.        the Chairman of the Nominating Committee receives an annual stipend of $5,000; and

        D.        the Chairman of the Compensation Committee receives an annual stipend of $5,000.

        The Chairman of the Board of the Corporation receives a stipend of $5,000 per month.